CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Outperformance Securities due 2008	$4,520,000	$138.76

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 352 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated August 22, 2007
Rule 424(b)(2)
$4,520,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Outperformance Securities Due September 29, 2008
Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, the securities will pay at maturity an amount based on the performance of the NASDAQ-100 Index® (the “NDX Index”) relative to the performance of the S&P 500® Index (the “SPX Index”) over the term of the securities. If the NDX Index outperforms the SPX Index, you will receive an amount in cash based on 300% of the difference between the percentage performance of the NDX Index and the percentage performance of the SPX Index, subject to a maximum payment at maturity. If the NDX Index underperforms the SPX Index, you will receive an amount which is less than the $1,000 stated principal amount of each security based on 300% of that underperformance, subject to a minimum payment at maturity.
•	The stated principal amount and issue price of each security is $1,000.
•	The securities offer only a $500 minimum payment at maturity.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $1,000 stated principal amount of securities, a payment at maturity equal to:
➢	the product of (i) $1,000 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum and minimum payment at maturity.
•
The outperformance return will equal the NDX Index return minus the SPX Index return and will be a positive number if the NDX Index outperforms the SPX Index and a negative number if the NDX Index underperforms the SPX Index.

➢	The NDX Index return and the SPX Index return will each equal the final value for the index minus the initial value for the index divided by the initial value for the index.
➢
The initial value for the NDX Index is 1,936.77 and for the SPX Index is 1,464.07, the closing values of each index on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

➢	The final value for each index will equal the closing value of the index on September 22, 2008, which we refer to as the valuation date, subject to adjustment for market disruption events.
•	The maximum payment at maturity will be equal to $1,217.50 (121.75% of the stated principal amount).
•	The minimum payment at maturity will be $500.
•	The participation rate will equal 300%.
•	Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index or their component stocks.
•	If the NDX Index underperforms the SPX Index, you will lose money on your investment.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617446Q36.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities involve risks not associated with an investment in conventional debt securities.  Each 1% of underperformance will result in a 3% loss of principal, subject to the minimum payment at maturity.  You will lose 50% of your investment in the securities if the NDX Index underperforms the SPX Index by 16.67% or more.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per security	$1,000	$15	$985
Total	$4,520,000	$67,800	$4,452,200
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the performance of the NASDAQ-100 Index® (the “NDX Index”) relative to the performance of the S&P 500® Index (the “SPX Index”).  Investors in the securities must be willing to accept the risk of loss of their principal, and also be willing to forgo interest payments in exchange for a capped leveraged return if the NDX Index outperforms the SPX Index.   If the NDX Index underperforms the SPX Index, investors will lose money on their investment.

“Standard & Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Index” are trademarks of Standard & Poor’s® Corporation and have been licensed for use by Morgan Stanley.The “NASDAQ®,” “NASDAQ-100®”, “Nasdaq Global MarketSM” and “NASDAQ-100 Index®” are trade or service marks of The Nasdaq Stock Market, Inc. and have been licensed for use by Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering you Outperformance Securities Due September , 2008, Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index, which we refer to as the securities. The stated principal amount of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of securities—Use of Proceeds and Hedging.”

The securities do not guarantee a full return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for only a $500 minimum payment at maturity. If the NDX Index underperforms the SPX Index, we will pay to you an amount in cash per security that is less than the $1,000 stated principal amount of each security by an amount based on 300% of the underperformance of the NDX Index relative to the SPX Index and subject to the minimum payment at maturity at $500. Because the participation rate means that each 1% of any underperformance will result in a 3% loss of principal, even small levels of underperformance could result in a significant loss of your investment. You will lose 50% of your investment in the securities if the NDX Index underperforms the SPX Index by 16.67% or more.

The securities offer a payment at maturity based on whether NDX Index outperforms SPX Index
The securities offer a payment at maturity based on the performance of the NDX Index relative to the performance of the SPX Index.

The NDX Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC. The NDX Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.

The SPX Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the SPX Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Payment at maturity
At maturity, we will pay you an amount based on the performance of the NDX Index relative to the performance of the SPX Index, calculated as follows:

$1,000 x [1 + (outperformance return x participation rate)], subject to the maximum and minimum payment at maturity

where,

Participation rate	=	300%

Outperformance return	=	NDX Index return – SPX Index return, which will be a positive number if the NDX Index outperforms the SPX Index and a negative number if the NDX Index underperforms the SPX Index

Maximum payment at maturity	=	$1,217.50 (121.75% of the stated principal amount), as determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date

Minimum payment at maturity	=	$500 (50% of the stated principal amount)

where,

NDX Index return	=	NDX Index final value – NDX Index initial value
NDX Index initial value

and,

SPX Index return	=	SPX Index final value – SPX Index initial value
SPX Index initial value

where,

NDX Index initial value	=	1,936.77, the closing value of the NDX Index on the pricing date,

NDX Index final value	=	the closing value of the NDX Index on September 22, 2008, which we refer to as the valuation date, subject to adjustment for market disruption events,

SPX Index initial value	=	1,464.07, the closing value of the SPX Index on the pricing date, and

SPX Index final value	=	the closing value of the SPX Index on the valuation date, subject to adjustment for market disruption events,

If the NDX Index outperforms the SPX Index because the NDX Index return is equal to or greater than the SPX Index return, then the outperformance return will be positive, and you will receive at maturity an amount greater than or equal to the $1,000 stated principal amount and if the NDX Index underperforms the SPX Index because the SPX Index return is greater than the NDX Index return, then the outperformance return will be negative, and you will receive at maturity an amount which will be less than the $1,000 stated principal amount.

The participation rate is 300% and will amplify any outperformance or underperformance. Accordingly, if the NDX Index underperforms the SPX Index, you will lose money on your investment at a rate of three times the rate of the underperformance, or 3% loss of principal for every 1% of underperformance. Therefore, even small levels of underperformance could result in a significant loss of principal, subject to the minimum payment at maturity. You will lose 50% of your investment in the securities if the NDX Index underperforms the SPX Index by 16.67% or more.

We will assess the extent of any outperformance or underperformance of the NDX Index relative to the SPX Index by taking the NDX Index return (which will be expressed as a percentage increase or decrease) and comparing it to the SPX Index return (which will also be expressed as a percentage increase or decrease). If NDX Index return exceeds the SPX Index return, the NDX Index will have outperformed the SPX Index. Conversely, if the NDX Index return is less than SPX Index return, then the NDX Index will have underperformed the SPX Index. For example, if the NDX Index return is 25% (meaning the NDX Index has appreciated 25% over the term of the securities) and the SPX Index return is 36% (meaning the SPX Index has appreciated 36% over the term of the securities), the NDX Index will have underperformed the SPX Index by 11%. Because of the participation rate, such a level of underperformance would result in a negative return of 33%.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical outperformance returns. The graph does not show every situation that may occur. On PS-9, we have also provided a set of examples which show how the relative performances of each of the indices can affect your payment at maturity.

You can review the historical values and performances of the NDX Index and the SPX Index and the historical hypothetical outperformance return in the sections of this pricing supplement called “Description of Securities—Historical Information.”

Investing in the securities is not equivalent to investing in the NDX Index, the SPX Index or any of the respective stocks underlying the indices. Your investment is based on the performance of the NDX Index relative to the performance of the SPX Index. You will only receive a positive return on your investment if the NDX Index outperforms the SPX Index. You will lose money on your investment if the NDX Index underperforms the SPX Index.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MS & Co. has determined the NDX Index initial value and the SPX Index initial value and will determine the NDX Index final value, the SPX Index final value, the NDX Index return, the SPX Index return, the outperformance return and calculate the payment at maturity.

Because the characterization of the securities for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the securities are unclear.
You should also consider the U.S. federal income tax consequences of investing in the securities. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement. There is no direct legal authority as to the proper tax treatment of the securities, and consequently significant aspects of the tax treatment of the securities are uncertain. Our counsel has not rendered an opinion as to the proper characterization or treatment of the securities for U.S. federal income tax purposes. Pursuant to the terms of the securities, you have agreed with us to treat each security as a single financial contract that is an “open transaction,” as described in the section of this pricing supplement called “United States Federal Taxation.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ significantly. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Description of Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax treatment of investments in equity-linked securities such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following graph illustrates the payout on a security at maturity for a range of hypothetical outperformance returns.  The upside leverage zone and downside leverage zone illustrate the leveraging effect of the participation factor.  The graph is based on the following terms:

•	Stated principal amount per security:	$1,000

•	Participation rate:	300%

•	Maximum payment at maturity:	$1,217.50

•	Minimum payment at maturity:	$500

Where the NDX Index has outperformed the SPX Index so that the outperformance return is positive, the payout on the securities at maturity reflected in the graph below is equal to $1,000 plus an amount based on that outperformance, subject to the maximum payment at maturity.  Where the NDX Index has underperformed the SPX Index, the payout on the security at maturity reflected in the graph below is equal to amount which is less than the stated principal amount of $1,000 per security by an amount based on 300% of that negative outperformance return, subject to the minimum payment at maturity.  The graph does not show every situation that may occur.

The Outperformance Return
The Securities
$1,217.50 maximum payment at maturity
Upside leverage zone
$1,000 stated principal amount
Downside leverage zone
$500 minimum payment at maturfity
Payment at Maturity on the Securities
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40%
-16.67% 7.25% 21.75%
Outperformance Return

Table of Examples – Relative Index Performances

The following examples demonstrate the effect of relative performances of each of the NDX Index and SPX Index on your investment return and are based on the following terms:

•	Stated principal amount per security:	$1,000

•	Participation rate:	300%

•	Maximum payment at maturity:	$1,217.50

•	Minimum payment at maturity:	$500

	Example 1	Example 2	Example 3	Example 4	Example 5
NDX Index return:	7%	-10%	30%	15%	-10%
SPX Index return:	2%	-15%	5%	30%	10%
Amount of Outperformance:	5%	5%	25%	-	-
Amount of Underperformance:	-	-	-	15%	20%
Outperformance Return:	5%	5%	25%	- 15%	-20%
Payment at Maturity:	$1,150	$1,500	$1,217.50	$550	$500
Return on security:	15.00%	15.00%	21.75%	- 45%	-50%

In Example 1, the NDX Index has increased 7% and the SPX Index has increased 2%, giving an outperformance return of 5% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore $1,150, which represents a 15.00% return on the security.

Payment at maturity = ($1,000 times [1+(5% x 300%)]), subject to the maximum payment at maturity = $1,150

In Example 2, the NDX Index has decreased 10% and the SPX Index has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore $1,150, which represents a 15.00% return on the security.

Payment at maturity = ($1,000 times [1+(5% x 300%)]), subject to the maximum payment at maturity = $1,150

Accordingly, even though the NDX Index has decreased over the term of the securities, it has still outperformed the SPX Index and as such, you will receive a positive return on your investment.

In Example 3, the NDX Index has increased 30% and the SPX Index has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore the maximum payment at maturity of $1,217.50, which represents a 121.75% return on the security.

Payment at maturity = ($1,000 times [1+(25% x 300%)]), subject to the maximum payment at maturity = $1,217.50

Accordingly, even though the NDX Index has outperformed the SPX Index by 25%, your payment at maturity is capped by the hypothetical maximum payment at maturity of 121.75% of the stated principal amount or $1,217.50.  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the NDX Index has increased 15% and the SPX Index has increased 30%, giving an outperformance return of -15% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  Because the NDX Index has underperformed relative to the SPX Index, the payment at maturity is therefore $550, which represents a -45% return on the security.

Payment at maturity =  ($1,000 times [1+(-15% x 300%)]), subject to the minimum payment at maturity = $550

Accordingly, even though the NDX Index has increased over the term of the securities, it has underperformed the SPX Index and as such, you will receive a payment at maturity which is less than the $1,000 stated principal amount by amount based on three times the underperformance.

In Example 5, the NDX Index has decreased 10% and the SPX Index has increased 10%, giving an outperformance return of -20% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore the minimum payment at maturity of $500, which represents a -50% return on the security.

Payment at maturity = ($1,000 times [1+(-20% x 300%)] ), subject to the minimum payment at maturity = $500

The participation rate is 300%.  Accordingly, as the NDX Index underperforms the SPX Index by 20%, you will lose money on your investment at a rate of three times the rate of the underperformance subject to the  minimum payment at maturity of $500, which represents a loss of 50% of your investment.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and do not pay interest.  The payment you receive at maturity is linked to the performance of the NDX Index relative to the performance of the SPX Index.  Investing in the securities is not equivalent to investing directly in either the NDX Index or the SPX Index.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the securities do not pay interest and do not guarantee any return of principal
The terms of the securities differ from those of ordinary debt securities in that we do not guarantee any return of principal and will not pay you interest on the securities. Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the performance of the NDX Index relative to the performance of the SPX Index. If the NDX Index underperforms the SPX Index, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each security by an amount based on three times that negative outperformance return, subject to the minimum payment at maturity. See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

The participation rate amplifies the risk of loss
The participation rate is 300% and will amplify the effect of any underperformance. Accordingly, if the NDX Index underperforms the SPX Index, you will lose money on your investment at a rate of three times the rate of the underperformance, or a 3% loss of principal for every 1% of underperformance. As such, small levels of underperformance could result in a significant loss of principal, subject to the minimum payment at maturity. You will lose 50% of your investment in the securities if the NDX Index underperforms the SPX Index by 16.67% or more.

The payment at maturity is based on the performance of the NDX Index relative to the performance of the SPX Index
The payment at maturity is based on the performance of the NDX Index relative to the performance of the SPX Index. Accordingly, the NDX Index must increase over the term of the securities by a greater percentage (or, if the SPX Index and the NDX Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the SPX Index. If the NDX Index underperforms the SPX Index, you will lose your money on your investment even if the NDX Index has increased over the term of the securities.

The minimum payment at maturity allows for a greater degree of loss than the maximum payment at maturity allows for gain
The maximum payment at maturity will be equal to $1,217.50 (121.75% of the stated principal amount). The minimum payment at maturity will be equal to $500 (50% of the stated principal amount). Because the maximum payment at maturity allows for only a 21.75% gain while the minimum payment at a maturity allows for a 50% loss you are taking on a higher risk of loss for a lower potential gain.

The securities will not be listed
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the value and performance of the NDX Index and the SPX Index at any time, and in particular, whether the NDX Index is outperforming or underperforming the SPX Index,

•	changes in the volatility (frequency and magnitude of changes in values) of the NDX Index and the SPX Index,

•	interest and yield rates in the market,

•	the dividend rate on the respective stocks underlying the NDX Index and the SPX Index,

•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the NDX Index and the SPX Index or stock markets generally and that may affect the closing values of the NDX Index and the SPX Index on the valuation date,

•	the time remaining until the securities mature, and

•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the NDX Index is underperforming the SPX Index.

You can review the historical values of the NDX Index and SPX Index in the section of this pricing supplement called “Description of Securities—Historical Information.” The payment of dividends on the stocks that underlie the two indices is not reflected in their level and, therefore, has no effect on the calculation of the payment at maturity.

You cannot predict the future performance of the NDX Index and the SPX Index based on their historical performance. We cannot guarantee that on the valuation date the NDX Index will have outperformed the SPX Index so that you will receive a payment at maturity in excess of $1,000.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

A number of the component stocks of the NDX Index are included in the SPX Index
As of the date of this pricing supplement, 56 of the 100 component stocks of the NDX Index were also included in the SPX Index. Accordingly, any positive performance by these stocks would contribute to the performance of the NDX Index as well as the performance of the SPX Index, thereby potentially decreasing the extent of any outperformance and your return on the securities.

You have no shareholder rights as an investor in the securities
As an investor in the securities, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the NDX Index or the SPX Index.

Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index
Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index or their respective component stocks. Unlike a direct investment in the NDX Index or the SPX Index, if the NDX Index underperforms the SPX Index, you will lose money your investment, even if the NDX Index appreciates over the term of the securities. You should review the hypothetical examples beginning on page PS–8.

Adjustments to the NDX Index or the SPX Index could adversely affect the value of the securities
The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq, is responsible for calculating and maintaining the NDX Index. The Nasdaq can add, delete or substitute the stocks underlying the NDX Index or make other methodological changes that could change the value of the NDX Index. The Nasdaq may discontinue or suspend calculation or dissemination of the NDX Index. Any of these actions could adversely affect the value of the securities.

Standard and Poor’s, which we refer to as S&P, is responsible for calculating and maintaining the SPX Index. S&P can add, delete or substitute the stocks underlying the SPX Index or make other methodological changes that could change the value of the SPX Index. S&P may discontinue or suspend calculation or dissemination of the SPX Index. Any of these actions could adversely affect the value of the securities.

The Nasdaq or S&P may discontinue or suspend calculation or publication of the NDX Index or the SPX Index, respectively, at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the securities will be an amount based on the closing prices of the stocks underlying the NDX Index or the SPX Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co., as calculation agent, in accordance with the formula for calculating the NDX Index or the SPX Index last in effect prior to such discontinuance.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. As calculation agent, MS & Co. will determine the NDX Index initial value, the SPX Index initial value, the NDX Index final value, the SPX Index final value, the NDX Index return, the SPX Index return, the outperformance return and calculate the payment at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the NDX Index or the SPX Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the securities
MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the NDX Index, the SPX Index or their component stocks), including trading in the stocks underlying the NDX Index and/or trading short in the stocks underlying the SPX Index, and by taking positions in futures contracts on the NDX Index and the SPX Index as well as in other instruments related to the NDX Index and the SPX Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the NDX Index and the SPX Index and other financial instruments related to the NDX Index and the SPX Index and the stocks underlying the NDX Index and the SPX index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the price of the NDX Index and/or decreased the value of the SPX Index and, as a result, could have adversely affected the values at which the NDX Index and the SPX Index must close before you receive a payment at maturity that is equal to or exceeds the principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the NDX Index and the SPX Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

Because the characterization of the securities for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the securities are unclear.
You should also consider the U.S. federal income tax consequences of investing in the securities. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement. There is no direct legal authority as to the proper tax treatment of the securities, and consequently significant aspects of the tax treatment of the securities are uncertain. Our counsel has not rendered an opinion as to the proper characterization or treatment of the securities for U.S. federal income tax purposes. Pursuant to the terms of the securities, you have agreed with us to treat each security as a single financial contract that is an “open transaction,” as described in the section of this pricing supplement called “United States Federal Taxation.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ significantly. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of any of our Outperformance Securities Due September 29, 2008, Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Original Issue Date (Settlement Date) Maturity Date
$4,520,000

August 29, 2007

September 29, 2008, subject to extension if the Valuation Date is postponed in accordance with the definition thereof. If the Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Valuation Date as postponed.

Pricing Date	August 22, 2007, the day we priced the Securities for initial sale to the public.

Interest Rate Specified Currency CUSIP Number Denominations Stated Principal Amount Issue Price	None U.S. dollars 617446Q36 $1,000 and integral multiples thereof $1,000 per Security $1,000 per Security (see “—Supplemental Information Concerning Plan of Distribution”).

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

$1,000 x [1 + (Outperformance Return x Participation Rate)]

subject to the Maximum Payment at Maturity and the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities— The Depositary” in the accompanying prospectus.

NDX Index	The NASDAQ-100 Index ®

SPX Index	The S&P 500 ® Index

Maximum Payment at Maturity	$1,217.50 (121.75% of the Stated Principal Amount).

Minimum Payment at Maturity	$500 (50% of the Stated Principal Amount).

Participation Rate
300%. If the NDX Index underperforms the SPX Index, you will lose money on your investment at a rate of three times the rate of the underperformance, or 3% of principal for every 1% of underperformance. As such, small levels of underperformance could result in a significant loss of principal, subject to the Minimum Payment at Maturity. You will lose 50% of your investment in the securities if the NDX Index underperforms the SPX Index by 16.67% or more.

Outperformance Return
The Outperformance Return will equal the NDX Index Return less the SPX Index Return, which will be a positive number if the NDX Index outperforms the SPX Index and a negative number if the NDX Index underperforms the SPX Index.

NDX Index Return	The NDX Index Return will equal (a) NDX Index Final Value less NDX Index Initial Value divided by (b) NDX Index Initial Value.

SPX Index Return	The SPX Index Return will equal (a) SPX Index Final Value less SPX Index Initial Value divided by (b) SPX Index Initial Value.

NDX Index Initial Value	1,936.77, the NDX Index Value on the Pricing Date.

NDX Index Final Value	The NDX Index Value on the Valuation Date.

SPX Index Initial Value	1,464.07, the SPX Index Value on the Pricing Date.

SPX Index Final Value	The SPX Index Value on the Valuation Date.

NDX Index Value
The NDX Index Value on any day will equal the closing value of the NDX Index published on such day on Bloomberg under ticker symbol “NDX”, or in the case of any Successor Index for the NDX Index (as defined below), the Bloomberg ticker for any such Successor Index.

SPX Index Value
The SPX Index Value on any day will equal the closing value of the SPX Index published on such day on Bloomberg under ticker symbol “SPX”, or in the case of any Successor Index for the SPX Index (as defined below), the Bloomberg ticker for any such Successor Index.

Valuation Date
September 22, 2008, subject to adjustment for Market Disruption Events as described in the following paragraph.

If the Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day with respect to the NDX Index or the SPX Index, the Valuation Date with respect to both indices shall be the next succeeding Index Business Day with respect to such index on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred to either or both indices on each of the two Index Business Days immediately succeeding the scheduled Valuation Date, then (i) such second succeeding Index Business Day will be deemed to be the Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such second Index Business Day on which a Market Disruption Event occurs with respect to an index, the Calculation Agent will determine the value on such second Index Business Day of (A) any undisrupted index in accordance with “—SPX Index Value” or “—NDX Index Value”, as applicable, and (B) any disrupted index in accordance with the formula for and method of calculating the disrupted index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the disrupted index.

Index Business Day
Index Business Day means a day, for both the NDX Index and the SPX Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the NDX Index and the SPX Index, as applicable, (or Successor Index) and on each exchange on which futures or options contracts related to for the NDX Index and the SPX Index, as applicable, (or Successor Index) are traded, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Book Entry Note or Certificated Note
Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent
MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward. Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the NDX Index Initial Value, the SPX Index Initial Value, the NDX Index Final Value, the SPX Index Final Value, the NDX Index Return, the SPX Index Return, the Outperformance Return and calculate the Payment at Maturity. See “—Discontinuance of the NDX Index or the SPX Index; Alteration of Method of Calculation” and “— Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event means, with respect to each of the NDX Index and SPX Index (together with the NDX Index, an “Underlying Index”) individually, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the respective Underlying Indices (or the Successor Index, as defined in “— Discontinuance of the NDX Index or the SPX Index; Alteration of Method of Calculation”) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one- half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of such Underlying Index attributable to that security relative to (y) the overall value of such Underlying Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Underlying Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange
Relevant Exchange means, in respect of the NDX Index or the SPX Index, as applicable, the primary exchange or market of trading for any security then included in the NDX Index or the SPX Index, as applicable, or any Successor Index to the NDX Index or the SPX Index, as applicable.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable for each Security upon any acceleration of the Securities (the “Acceleration Amount”) will be equal to the Payment at Maturity determined as though the Valuation Date were the date of acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the NDX Index or the
SPX Index; Alteration of Method of
Calculation
If the publisher of an Underlying Index discontinues publication of such Underlying Index and such publisher or another entity (including Morgan Stanley & Co. Incorporated, which we refer to as MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then the NDX Index Final Value or the SPX Index Final Value, as applicable, will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Valuation Date and any reference to the Underlying Index shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of an Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on the Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the NDX Index Final Value or the SPX Index Final Value, as applicable. The NDX Index Final Value or the SPX Index Final Value, as applicable, will be computed by the Calculation Agent in accordance with the formula for calculating the relevant Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the NDX Index Final Value or the SPX Index Final Value, as applicable, with reference to the relevant Underlying Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Underlying Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The NASDAQ-100 Index®
The NASDAQ-100 Index® was developed by The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq® . The NASDAQ- 100 Index is determined and calculated by The Nasdaq and was first published in January 1985. Morgan Stanley obtained all information contained in this prospectus supplement regarding the NASDAQ-100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, The Nasdaq. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the NASDAQ-100 Index. The Nasdaq is under no obligation to continue to publish the NASDAQ-100 Index and may discontinue publication of the NASDAQ-100 Index at any time.

The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on NASDAQ Stock Market LLC. The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index equals the aggregate value of the then-current NASDAQ-100 Index share weights of each of the NASDAQ-100 Index component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market LLC (which may be the official closing price published by The NASDAQ Stock Market LLC), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NASDAQ-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NASDAQ-100 Index reporting purposes.

To be eligible for inclusion in the NASDAQ-100 Index, a security must be traded on The NASDAQ Stock Market LLC and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have “seasoned” on The NASDAQ Stock Market LLC or another recognized market (generally a company is considered to be seasoned by The Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The NASDAQ Stock Market LLC within the next six months.

In addition, to be eligible for continued inclusion in the NASDAQ-100 Index, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the NASDAQ-100 Index effective after the close of trading on the third Friday of the following month.

The securities in the NASDAQ-100 Index are monitored every day by The Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the NASDAQ-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March,

June, September and December. In either case, the NASDAQ- 100 Index share weights for such NASDAQ-100 Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such NASDAQ-100 Index component securities.

Additionally, The Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the NASDAQ-100 Index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the NASDAQ-100 Index.

The NASDAQ-100 Index share weights are also subject, in certain cases, to a rebalancing (see “Rebalancing of the NASDAQ-100 Index for Modified Capitalization-Weighted Methodology” below). Ordinarily, whenever there is a change in the NASDAQ-100 Index share weights or a change in a component security included in the NASDAQ-100 Index, The Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the NASDAQ-100 Index which might otherwise be caused by such change.

Annual Ranking Review. The NASDAQ-100 Index component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the “Annual Ranking Review,” as described below. Securities listed on The NASDAQ Stock Market LLC which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November. NASDAQ-100 Index-eligible securities which are already in the NASDAQ-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the NASDAQ- 100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year’s ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization NASDAQ-100 Index-eligible securities not currently in the NASDAQ-100 Index. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a NASDAQ-100 Index component security is no longer traded on The Nasdaq, or is otherwise determined by The Nasdaq to become ineligible for continued inclusion in the NASDAQ-100 Index, the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index and meeting the NASDAQ- 100 Index eligibility criteria listed above.

Rebalancing of the NASDAQ-100 Index for Modified Capitalization-weighted Methodology. Effective after the close of trading on December 18, 1998, the NASDAQ-100 Index has been calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index by a few large stocks); (3) reduce NASDAQ-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index component securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with The Nasdaq’s quarterly scheduled weight adjustment procedures described above, the NASDAQ-100 Index component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index (i.e., as a 100- stock index, the average percentage weight in the NASDAQ-100 Index is 1.0%).

Such quarterly examination will result in a NASDAQ-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization NASDAQ-100 Index component security must be less than or equal to 24.0% and (2) the “collective weight” of those NASDAQ-100 Index component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, The Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ- 100 Index.

If either one or both of these weight distribution requirements are not met upon quarterly review or The Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest NASDAQ-100 Index component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NASDAQ-100 Index component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those NASDAQ- 100 Index component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NASDAQ-100 Index component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

Then, to complete the rebalancing procedure, once the final percent weights of each NASDAQ-100 Index component security are set, the NASDAQ-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the NASDAQ-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the NASDAQ- 100 Index divisor will be made to ensure continuity of the NASDAQ-100 Index. Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index share weights. However, The Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index components. In such instances, The Nasdaq would announce the different basis for rebalancing prior to its implementation.

The S&P 500® Index
We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index has adopted a float adjustment methodology so that the S&P 500® Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor =		Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the S&P 500® Index will include any Successor Index and references to S&P will include any successor to S&P.

Historical Information
The following tables sets forth the high and low closing values, as well as end-of-quarter closing values, of the NDX Index and the SPX Index for each quarter in the period from January 1, 2002 through August 22, 2007. On August 22, 2007, the index closing value of the NDX Index was 1,936.77 and the index closing value of the SPX Index was 1,464.07. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the NDX Index and the SPX Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the NDX Index and the SPX Index on the Valuation Date. We cannot give you any assurance that the performance of the NDX Index over the term of the Securities will be greater than the performance of the SPX Index so that you will receive a Payment at Maturity which is greater than $1,000.

NDX Index	High	Low	Period End
2002
First Quarter	1,675.03	1,348.25	1,452.81
Second Quarter	1,478.52	1,022.74	1,051.41
Third Quarter	1,060.89	832.52	832.52
Fourth Quarter	1,127.06	804.64	984.36
2003
First Quarter	1,094.87	951.90	1,018.66
Second Quarter	1,247.90	1,022.63	1,201.69
Third Quarter	1,400.13	1,207.28	1,303.70
Fourth Quarter	1,470.37	1,335.34	1,467.92
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter (through August 22, 2007)	2,052.99	1,846.09	1,936.77

SPX Index	High	Low	Period End
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30

SPX Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter (through August 22, 2007)	1,553.08	1,406.70	1,464.07

The following graph plots the respective historical percentage performance of the NDX Index and the SPX Index for the period January 1, 2002 to August 22, 2007, using the values of the indices on January 1, 2002 as the starting point. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the indices cannot be taken as an indication of their future performance.

The following graph plots the Outperformance Returns of the NDX Index relative to the SPX Index over rolling thirteen month periods commencing on each day in the ten year period from July 22, 1996 and to July 22, 2006. Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the thirteen month period ending on the day related to the plot point within the ten year period commencing on August 22, 1997 and ending on August 22, 2007 (e.g. the plot point for August 22, 2007 shows the Outperformance Return for the thirteen months from July 22, 2006 to August 22, 2007). The historical Outperformance Returns cannot be taken as an indication of the Outperformance Return for the Securities.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The Original Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking long positions in the stocks underlying the NDX Index and trading short in the stocks underlying the SPX Index, by taking positions in futures contracts on the NDX Index and the SPX Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have potentially increased the price of the NDX Index and/or decreased the level of the SPX Index and, as a result, could have adversely affected the relative values at which the NDX Index and the SPX Index must close before you would receive at maturity a payment that exceeds the principal amount of the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures or options contracts on the Underlying Indices listed on major securities markets, exchange traded funds or by selling positions related to the NDX Index and purchasing positions related to the SPX Index or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling or purchasing any such securities or instruments on the Valuation Date. We cannot give any assurance that our hedging activities have not affected or will not affect the value of the NDX Index or the SPX Index and, therefore, that such activity may adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on August 29, 2007, which will be the fifth scheduled Business Day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between The Nasdaq
Stock Market, Inc. and Morgan Stanley
The Nasdaq and Morgan Stanley have entered into a non- exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the NASDAQ-100 Index, which is owned and published by The Nasdaq, in connection with securities, including the Securities.

The license agreement between The Nasdaq and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The Nasdaq (including its affiliates) (The Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the NASDAQ-100® , NASDAQ-100 Index® and Nasdaq® trademarks or service marks and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by The Nasdaq without regard to the Licensee or the Securities. The Nasdaq has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the NASDAQ-100 Index® . The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Nasdaq® ,” “NASDAQ-100® ” and “NASDAQ-100 Index® ” are trademarks of The Nasdaq and have been licensed for use by Morgan Stanley. The Securities have not been passed on by the Corporations as to their legality or suitability. The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

License Agreement between S&P and
Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Securities. S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA

INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR C ONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s® ,” “S&P® ,” “S&P 500® ,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following are the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion only applies to initial investors in the securities who:

•	purchase the securities at their “issue price”; and
•	will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers in securities or foreign currencies;
•	investors holding the securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction or those holding the securities as part of a constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
•	persons subject to the alternative minimum tax;
•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

In addition, neither we nor our counsel has determined whether any of the issuers of the component stocks of the underlying indices will be considered a “United States real property holding corporation” within the meaning of Section 897 of the Code and the effect of Section 897 of the Code on the tax consequences to a non-U.S. investor of an investment in and ownership of the securities. If Section 897 were to apply to the securities, a non- U.S. investor could be subject to U.S. federal income tax or withholding tax on the sale, exchange or retirement of the securities. A non-U.S. investor should consult its own tax advisors regarding the U.S. federal tax consequences under Section 897 of the Code of an investment in and ownership of the securities.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the securities are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the securities, we and every investor in the securities agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each security for all tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes which (i) requires the investor to pay us at inception an amount equal to the purchase price of a security and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the NDX Index relative to the performance of the SPX Index. The characterization or treatment of the securities described above is not, however, binding on the Internal Revenue Service (the “IRS”) or the courts. No statutory, judicial or administrative authority directly addresses the characterization or treatment of the securities (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. Our counsel has not rendered an opinion as to whether the U.S. federal income tax characterization and treatment of the securities stated above should be respected, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative characterizations of the securities) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the securities described above.

Tax Consequences to U.S. Holders As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization and treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange or Settlement of the securities. Upon a sale or exchange of the securities, or upon settlement of the securities at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, or settled. Any capital gain or loss recognized upon the sale, exchange or settlement of a security should be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization or treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the securities, other alternative federal income tax characterizations or treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. It is possible, for example, that a security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a security.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the characterization and treatment of the securities as set forth above is respected, a Non-U.S. Holder of the securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the security would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding the security on behalf of the beneficial owner) furnishes to us an IRS Form W- 8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “—Tax Treatment upon Sale, Exchange or Settlement of the securities — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.